Exhibit 99.B(h)(3)

TRANSFER AGENCY SERVICES AGREEMENT

VICTORY PORTFOLIOS II

and

CITIBANK, N.A.

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	List of Funds

THIS TRANSFER AGENCY SERVICES AGREEMENT is made on February 27, 2017 (the “Effective Date”), by and between Victory Portfolios II, a statutory trust organized under the laws of Delaware (the “Client”), on behalf of its separate series that are exchange-traded funds (“ETFs”), individually, and not jointly (each, a “Fund” and together with all other series subsequently established by the Client as contemplated in this Agreement, the “Funds”), and Citibank, N.A., (“Citibank” or the “Service Provider,”, and together with the Client, the “Parties”).

WHEREAS, the Client is authorized to issue shares (“Shares”) of the Funds;

WHEREAS, this Agreement shall apply to each Fund, individually and not jointly, set forth on Schedule 4 hereto;

WHEREAS, the Client will issue and redeem Shares of each Fund only in aggregations of Shares known as “Creation Units,” as more fully described in the currently effective prospectus and statement of additional information of the Client and each Fund;

WHEREAS, the Client desires to appoint Service Provider as transfer agent for the assets of each Fund; and

WHEREAS, Service Provider is willing to accept such appointment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties, intending to be legally bound, mutually covenant and agree as follows:

1.                                      DEFINITIONS

Schedule 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.                                      SERVICES AND RELATED TERMS AND CONDITIONS

(A)                   Services. The Services provided by Citibank are described in Schedule 2 — Appendix A (collectively, the “Services Schedule”). The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)                   Service Changes. The Service Provider will be obliged to perform only those Services set forth in the Services Schedule. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule. The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.”

(C)                   Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client and the Funds, as applicable, and any amendments thereto. Client requests to make a material change to the Services necessitated by a change to the Client’s or the Funds’ Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)                   Dependencies. Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service to that extent that such failure was caused by one or more of the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services so long as Service Provider informs Client of that fact when the Service is requested; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services assuming such failure or inability had not so occurred) to the extent that they are reasonably incurred and agreed upon in advance between the Parties. Service Provider will not be obligated to incur any extraordinary costs absent agreement between the Parties on payment of such costs. For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market. The Service Provider will use commercially reasonable efforts to minimize the adverse effects to the Client or the Funds of any Force Majeure Event.

(E)                    Information and Data Sources; Liability for Third Parties.  For purposes of this Agreement:

(i)                                     as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of: (A) the information contained in the Organic Documents, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to Section 2(C) above; and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client or the Funds (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client, the Funds, or Customers (“Intermediaries”). The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as may be agreed between the Parties;

(ii)                                  Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)                               the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client, the Funds or Customers (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about Client, the Funds or Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client, the Funds or Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)                              the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”).  The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers and will provide Client with notice of any such appointment in advance and with such information that Client may reasonably request relating to the proposed Administrative Support Provider, including without limitation any information of the type requested of Service Provider as described in Section 2(E). Each Administrative Support Provider is subject to all confidentiality, information security, and insurance requirements of this Agreement, as applicable given the nature of the services provided by such Administrative Support Provider. It is the responsibility of Service Provider to facilitate compliance by its Administrative Support Providers.

(F)                     Other Services and Activities. The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so. Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client or Funds are authorized to invest (for itself or Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

(G)                   Service Standards. Service Provider shall perform the Services in accordance with the standards set forth in Schedule 2.  Additional standards that the parties mutually agree upon may also be added at any time. For the avoidance of doubt, the standards set forth in Schedule 2 are intended by the parties to help ensure service quality and the termination provision set forth in Schedule 2 shall be Client’s sole remedy for a failure to meet the service standards unless such failure is also an independent breach by Service Provider of its standard of care as described in Section 6.

(H)                  Supplemental Information. Service Provider will make available to Client for its review, a copy of any Statement on Standards for Attestation Engagements (SSAE) No. 16 audit reports for Reporting on Controls at a Service Organization, or comparable successor report. Service Provider agrees to provide such supplemental information concerning those aspects of its operations that are relevant to the Services that Client may reasonably request from time to time, including, without limitation, information concerning Service Provider’s disaster recovery and business continuity plans.

(I)                       AML/OFAC. The Client acknowledges that, unless included in the Services listed on Schedule 2, the Service Provider will not and shall have no duty or obligation to provide services relating to anti-money laundering (“AML”) compliance under the USA PATRIOT Act or compliance with any regulations or Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) in connection with the services provided under this Agreement. Client agrees to provide or cause to be provided to the Service Provider any AML or OFAC compliance reviews or reports conducted by Client or another Person in connection with the services provided by the Service Provider under this Agreement.

3.                                      INSTRUCTIONS

(A)                   Medium of Transmission. Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)                   Security Procedures. The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”). The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client. The Service Provider may act on an Instruction if it reasonably believes such Instructions have been submitted by an Authorized Person and contain sufficient information.

(C)                   Requests for Instructions. The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)                   Reliance. The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change). The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client or Funds, as applicable.

(E)                    Cut Off Times. The Service Provider is only obligated to act on Instructions received prior to applicable cut- off times on a Business Day. Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)                     Deemed Delivery. Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting. In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.             COMPLIANCE WITH LAWS; ADVICE

(A)      Compliance. The Service Provider will comply in all material respects with all Laws to which it is subject. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)      No Fiduciary, etc. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as the Fund’s independent accountant or auditor.

(C)      Laws Applicable to the Client. Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client or Funds, as applicable, with any Laws applicable to the Client or the Funds; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those specified in this Agreement.

(D)      Advice of Experts.  About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Client to the extent that they have been reasonably incurred and agreed upon in advance between the Parties. For the avoidance of doubt, the Parties agree that Service Provider is not seeking advice for purposes of this Section when it distributes information to a Fund’s counsel or independent accountants in the ordinary course of business (e.g., draft registration statement or draft financial statements).

5.             COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)      Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client. Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)      Records and Access. Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable and timely access to those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records. Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records, subject to an ongoing duty to of confidentiality. The Client agrees that it shall pay such charges for (a) document collection, duplication, review and retrieval and (b) making the Service Provider personnel available for extraordinary periods as the Service Provider may reasonably request in connection with audits, examinations or inspections. The Client acknowledges that such charges may include the fees and expenses of external counsel to the Service Provider.

(C)      Confidentiality. The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client and Funds to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, (“Representatives”) which are bound by a comparable confidentiality obligation; provided that such transfer or disclosure is made on a need to know basis for confidential use solely in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such Representative may transfer or disclose any such information (i) to the applicable Fund or Fund’s accountants, (ii) to the Client’s or Funds’ Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority in connection with a routine request or examination of which the Client or the Funds is not the focus or pursuant to applicable Law. For the avoidance of doubt, neither Service Provider, its Representatives or its or their employees or agents shall use any Confidential Information for its or their own economic gain. Service Provider shall be responsible for any breach of this provision by any of its Representatives.

(D)      Proprietary Information.

(i)            The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party. The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement, as required by any Governmental Authority in connection with a routine request or examination of which Citigroup or such third party is not the focus, as applicable, or pursuant to applicable Law. Subject to applicable Law, the Client will treat the terms of this Agreement as Confidential Information.

(ii)           Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client or a Fund (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client or a Fund (“Portfolio Data”) constitute proprietary information of substantial value to the Client and the Funds. The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)       Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law.

(F)       Communications to Customers. Without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client or the Funds of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service

Provider without the Service Provider’s written approval. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals. If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

(G)      Privacy. Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). Service Provider agrees: (i) not to disclose or use such information except as required to carry out Service Provider’s duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

6.             SCOPE OF RESPONSIBILITY

(A)      Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”). The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)      Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), the Service Provider will not be liable to the Client for any damages or losses save for those resulting from any action taken or omitted by the Service Provider or any Administrative Support Provider in the absence of bad faith, willful misfeasance, negligence or reckless disregard by the Service Provider or the Administrative Support Provider of its obligations and duties.

(C)      Limitations on Liability.

(i)            The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule. The Service Provider will have no implied duties or obligations. Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)           The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)          Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii).

(iv)          EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)           Notwithstanding anything in this Agreement to the contrary, the cumulative liability of the Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed one and a half times the amount of compensation paid to the Service Provider during the twelve (12) months immediately before the date on which the alleged damages  were claimed to have been incurred pursuant to the Fee Schedule for Exchange Traded Funds (ETFs) under the Sub-Administration and Sub-Fund Accounting Services Agreement dated May 9, 2016, as amended and in effect hereof, between Victory Capital Management Inc. and Citi Fund Services Ohio, Inc.

(D)      Mutual Exclusion of Consequential Damages

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS

ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.             INDEMNITY

(A)      Indemnity by the Client.  The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)            this Agreement, except to the extent such a Loss resulted from the bad faith, willful misfeasance, negligence or reckless disregard by the Service Provider or the Administrative Support Provider of its obligations and duties, in each case in connection with the Services; or

(ii)           any alleged untrue statement of a material fact contained in any Offering Document of the Client or Funds or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)      Indemnity by the Service Provider. Service Provider will indemnify the Client, its affiliates and its and their respective officers, directors, employees and representatives (each, a “Client Indemnitee”) for, and will defend and hold each Client Indemnitee harmless from each Loss, imposed on, incurred by, or asserted against the Client in connection with or arising out of Service Provider’s willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

(C)      Notice of Indemnifiable Claim. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party together with all facts pertinent to the situation, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not affect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

(D)      Legal Counsel and Expenses; Settlement. The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made on the merits by a court or other tribunal of competent jurisdiction that the indemnified party is not entitled to indemnification hereunder. The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be withheld or delayed unreasonably. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not affect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and does not express, imply or impute fault to the indemnified party. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

8.             EXPENSES

(A)      Expenses. Except as provided herein, Service Provider shall bear its own expenses in connection with the performance of its duties and responsibilities hereunder. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person.

(B)      Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client, the Funds or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement.

(C)      Comparable Agreements.  Service Provider agrees that if (A) Service Provider enters into a Comparable Agreement with a new customer after the date hereof and (B) Service Provider charges an overall fee under such Comparable Agreement lower than the overall fee rate charged to the Client, Service Provider will notify Client of such arrangement and shall offer the same overall fee rate to the Client. For purposes of the foregoing, a “Comparable Agreement” shall be any agreement with another customer that is equivalent to all the agreements, including this Agreement, that Service Provider has entered into regarding Victory Portfolios, Victory Variable Insurance Funds and Victory Institutional Funds (the “Trusts”) taking into account (A) the type and volume of services being provided, including the number and type of funds, classes and intermediaries through which the funds are distributed, (B) fees and fee minimums, including breakpoints and service credit arrangements (if applicable), (C) the term and termination rights of the parties, (D) the allocation of material liability and other risks under the services agreement and (E) the scope, depth and terms of the overall business relationship between (i) Service Provider and its affiliates and (ii) such other customer and its affiliates. For purposes of the foregoing, a Comparable Agreement shall not include any agreement with a customer of the Citigroup Organization that becomes a customer of the Citigroup Organization through the acquisition by Citigroup Organization or any affiliate of Citigroup Organization of (i) all or a portion of the assets (including service contracts) of or (ii) an equity interest in another, non-affiliated fund accounting, fund administration or transfer agency business.

9.             REPRESENTATIONS

(A)      General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)            It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)           It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)          This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)          Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)           Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)          Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)                   Client.  The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)                                     Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not, by virtue of the services provided hereunder by the Service Provider to the Client, be customers or indirect customers of the Service Provider;

(ii)                                  It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iii)                               Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client.

(iv)                              This Agreement has been presented to, reviewed and approved by the Board of Directors or Trustees of the Funds (collectively, the “Board”).

(v)                                 It has received from the Securities and Exchange Commission an order to operate as an exchange traded fund; and

(vi)                              It is duly authorized to issue the Shares.

(C)                   Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)                                     It maintains commercially reasonable, written comprehensive data security and business continuity controls and plans that are in compliance with applicable federal and state laws and that would be standard for professionals for hire providing services similar to the Services;

(ii)                                  It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iii)                               It is a registered transfer agent under the Securities Exchange Act of 1934, as amended.

10.                               TERM AND TERMINATION

(A)                   Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”) subject to section 10(B)(iv). Thereafter, unless otherwise terminated pursuant to clause 11(B), this Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”).

(B)                   Termination. Subject to Section 10(C):

(i)                                     Either Party may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable). Any merger, reorganization or liquidation involving a Fund shall not be deemed a termination of this Agreement so long as such merger, reorganization or liquidation does not materially reduce the assets and/or accounts serviced by Service Provider pursuant to this Agreement.

(ii)                                  Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that: (i) termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(iii)                               This Agreement may be further terminated by either party immediately in the event of:

(a)                                 the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise;

(b)                                 the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation; or

(iv)                              This Agreement shall terminate automatically, with no further action required by either Party, immediately upon the expiration or termination of the Sub-Administration and Sub-Accounting Agreement dated October 1, 2015, as amended.

(C)                   Termination-Related Obligations. Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder. In this regard, Service Provide agrees to provide its reasonable cooperation, which shall include without limitation, timely and prompt assistance with carrying out the transfer and charging only the costs associated with any such transfer. If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client

Records for up to twelve calendar months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the Client Records, including costs associated with administration of the records. Service Provider shall be entitled to destroy the Client Records if: (a) Client has not given Instructions to deliver the Client Records at the end of twelve calendar months after termination or (b) if Client has not paid fees for maintaining such Client Records within thirty days of notice of such unpaid fees. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)                   Surviving Terms. The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(G), 6-8, and 10-13 of this Agreement will survive the termination of this Agreement.

11.                               INSURANCE

Service Provider shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder. Service Provider shall have the option, either alone or in conjunction with Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Service Provider or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Section. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Citigroup elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

12.                               GOVERNING LAW AND ARBITRATION

(A)                   Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)                   Arbitration. To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at FINRA (even though neither party hereto may be a FINRA member). Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

(C)                   Sovereign Immunity. The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

13.                               MISCELLANEOUS

(A)                   Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written, including the Original Agreement. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)                   Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)                   Waiver of Rights. Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)                   Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)                    Assignment. No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a branch, subsidiary or affiliate, provided that in such case the successor entity agrees in writing to assume the assignor’s obligations hereunder.

(F)                     Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)                   Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)                  Third Party Beneficiaries or Joint Venture. Aside from the Trusts, there are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(I)                       Certain Communications. The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

(J)                       Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to Client of the Funds, 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144 Attn: Christopher K. Dyer, with a copy to Jay G. Baris, Morrison & Foerster LLP, 250 W. 55th Street, New York, New York 10019; and if to Service Provider, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, with a copy to General Counsel, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

—Signature Page follows on next page—

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A.		VICTORY PORTFOLIOS II, on behalf of each Fund, individually and not jointly

By:	/s/ Jay Martin	By:	/s/ Christopher K. Dyer

Name:	Jay Martin	Name:	Christopher K. Dyer

Title:	Vice President	Title:	President

Date:	2/14/17	Date:	2/9/17

Schedule 1

to

Transfer Agency
Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person. Notwithstanding the foregoing, the U.S. Government shall not be deemed to be an affiliate of Service Provider.

“Business Day” means any day on which the NYSE is open for business.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf and, as the context requires, a Fund shareholder and any Person authorized by the Fund shareholder to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Board” has the meaning set forth in Section 9(B)(iv) of the Agreement.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Citibank” has the meaning set forth in the preamble of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Client Indemnitee” has the meaning set forth in Section 7(B) of the Agreement.

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“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Comparable Agreement” has the meaning set forth in Section 8(D) of the Agreement.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)                         information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii)                      information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii)                   any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Creation Unit” has the meaning as set forth on page 1 of the Agreement.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Customer” means any Person to whom the Client sells, directly or indirectly, securities, products or services, the sale or servicing of which are supported by the Services provided under the Agreement, including Fund shareholders.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Effective Date” means the date first set forth on page 1 of the Agreement.

“ETFs” has the meaning set forth in the preamble of the Agreement.

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“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Fund” or “Funds” has the meaning set forth in the preamble of the Agreement, and includes those series listed on Schedule 4 to the Agreement, as may be revised from time to time.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement.

“Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Loss” has the meaning set forth in Section 7(A) of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

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“Privacy Laws” has the meaning set forth in Section 5(G) of the Agreement.

“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.

“Report” has the meaning set forth in Section 5(C) of the Agreement.

“Representatives” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.

“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.

“Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

“Shares” has the meaning set forth on page 1 of the Agreement.

“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

“Trusts” has the meaning set forth in Section 8(D) of the Agreement.

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Schedule 2 to

Transfer Agency Services Agreement

Services

Appendix A — Transfer Agency Services provided by Citibank, N.A.

Service Provider shall provide the Services listed on this Schedule 2 to the Client with respect to the Funds, and will use reasonable efforts to provide the Services consistent with any applicable provisions under federal securities laws and subject to the terms and conditions of the Agreement (including the Schedules).

I.                                        Services

1.                                      Shareholder Transactions

(a)                                 Perform and facilitate the performance of purchases and redemptions of Creation Units.

(b)                                 Receive from the Funds’ distributor (the “Distributor”), or from its agent, purchase orders from Authorized Participants (as such term is defined a Participation Agreement) for Creation Units received in good form and accepted by or on behalf of the Funds by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation (“NSCC”), if applicable, and pursuant to such orders issue the appropriate number of Shares of the Funds and hold such Shares in the account of the shareholder of a Fund (the “Shareholder”) for each of the respective Funds.

(c)                                  Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Custodians, generate and transmit or cause to be generated and transmitted confirmation or receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Units held in the account of Shareholders.

(d)                                 Confirm the name, U.S. taxpayer identification number and principle place of business of each Authorized Participant.

(e)                                  Issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive.

(f)                                   Prepare and transmit by means of DTC’s book entry system payments for dividends and distributions on or with respect to the Shares declared by the Client on behalf of the applicable Fund.

(g)                                  Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request.

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(h)                                 Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Fund which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares.

(i)                                     Prepare and transmit to the Client and the Client’s administrator and to any applicable securities exchange (as specified to Service Provider by the Client or its administrator) information with respect to purchases and redemptions of Shares.

(j)                                    Calculate and transmit on each Business Day to the Client’s administrator the number of outstanding Shares for each Fund.

(k)                                 Transmit on each Business Day to the Client, the Client’s administrator and DTC the amount of Shares purchased on such day.

(l)                                     Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed.

(m)                             Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owner of Shares in accordance with policies and procedures of DTC for book-entry only securities.

2.                                      Compliance Reporting

(a)                                 Provide reports to the Securities and Exchange Commission and FINRA.

(b)                                 Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund.

3.                                      Shareholder Account Maintenance

(a)                                 Maintain the record of the name and address of DTC or its nominee as the sole Shareholder and the number of Shares issued by the Fund and held by the Shareholder.

(b)                                 Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request.

(c)                                  Maintain account documentation files for Shareholder.

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4.                                      Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program of the Client (“AML Program”):

•                  Perform monitoring and reporting as may be reasonably requested by the Client’s CCO.

5.                                      Identity Theft Prevention Services

In each case consistent with and as required or permitted by the written identity theft prevention program of the Client (“ID Theft Prevention Program”):

•                  Perform monitoring and reporting as may be reasonably requested by the Client’s CCO.

6.                                      Recordkeeping

Service Provider will keep and maintain all required books and records required by applicable law relating to the services to be performed, in accordance with the required time and format applicable to such records.  All such books and records shall be the property of the Client and Service Provider agrees to make such books and records available for inspection by the Client or by the SEC at reasonable times and otherwise to keep confidential all records and other information relative to the Client in accordance with the provisions of this Agreement.

7.                                      Customary Services

In addition to the services set forth above, Service Providers shall perform the customary services or a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder and obtaining at the request of the Trust from the Shareholder a list of DTC participants holding interest in the Global Certificate.

II.                                   Notes and Conditions Related to Transfer Agency Services

1.                                      Service Provider may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Client about the legality and validity of the issuance.

2.                                      Service Provider shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

3.                                      Pursuant to purchase orders received in good form and accepted by or on behalf of the Client by the Distributor, Service Provider will register the appropriate number of book

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entry only Shares in the name of DTC or its nominee as the sole shareholders for each Fund and deliver Shares of such Fund in Creation Units on the business day next following the trade date to the DTC Participant Account of the Custodian for settlement.

4.                                      Pursuant to such redemption orders that the Client’s index receipt agent receives from the Distributor, the Client or its agent, Service Provider will redeem the appropriate number of Shares of the applicable Fund in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable Fund.

5.                                      Service Provider will issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by Service Provider. In issuing Shares of the applicable Fund through DTC to a purchaser, Service Provider shall be entitled to rely upon the latest Instructions that are received from the Client or its agent by the Index Receipt Agent (as set forth in Section 3 of this Agreement) concerning the issuance and delivery of such shares for settlement.

6.                                      Service Provider will not issue any Shares for a Fund where it has received an Instruction from the Client or written notification from any federal or state authority that the sale of the Shares of such Fund has been suspended or discontinued, and Service Provider shall be entitled to rely upon such Instructions or written notification.

7.                                      The Client acknowledges and agrees that deviations requested by the Client from Service Provider’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss. Service Provider may in its sole discretion determine whether to permit an Exception. Exceptions must be requested in writing and shall be deemed to remain effective until the Client revokes the Exception request in writing. Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client or any Shareholder resulting from such an Exception.

8.                                      Service Provider is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Client with such bank or banks as are acceptable to the Client, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such disbursements.

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9.                                      Client represents and warrants that:

(a)                                 (i) by virtue of its Charter, Shares that are redeemed by the Client may be resold by the Client and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(b)                                 (i) The Client has adopted the AML Program, which has been provided to Service Provider and the Client’s AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the AML Program to Service Provider for Service Provider’s review and consent prior to adoption.

(c)                                  (i) The Client has adopted the ID Theft Prevention Program, which has been provided to Service Provider and the Client’s Identity Theft Officer, (ii) the ID Theft Prevention Program has been reasonably designed to facilitate Compliance by the Client with applicable identity theft prevention Laws and regulations (collectively, the “Applicable ID Theft Laws”) in all relevant respects, (iii) the ID Theft Prevention Program and the designation of the Identity Theft Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the ID Theft Prevention Program to Service Provider for Service Provider’s review and consent prior to adoption.

10.                               The Client hereby represents that the sale of Shares are not subject to Blue sky laws and the Service Provider shall not be responsible for any registration, notification, tracking or other function related to the Blue Sky laws of any state.

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Schedule 3

to

Transfer Agency Services
Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)                            The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)                            The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)                            The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)                            The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)                             The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)                              The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)                            The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

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Schedule 4

to

Transfer Agency Services
Agreement

List of Funds

1.              VictoryShares US 500 Volatility Wtd ETF

2.              VictoryShares US Small Cap Volatility Wtd ETF

3.              VictoryShares International Volatility Wtd ETF

4.              VictoryShares Emerging Market Volatility Wtd ETF

5.              VictoryShares Emerging Market High Div Volatility Wtd ETF

6.              VictoryShares US Large Cap High Div Volatility Wtd ETF

7.              VictoryShares US Small Cap High Div Volatility Wtd ETF

8.              VictoryShares International High Div Volatility Wtd ETF

9.              VictoryShares US 500 Enhanced Volatility Wtd ETF

10.       VictoryShares US EQ Income Enhanced Volatility Wtd ETF

11.       VictoryShares US Discovery Enhanced Volatility Wtd ETF

12.       VictoryShares Developed Enhanced Volatility Wtd ETF

13.       VictoryShares US Managed Volatility ETF (to be renamed VictoryShares US Multi-Factor Volatility ETF)

14.       VictoryShares Global Managed Volatility ETF (to be renamed VictoryShares Global Multi-Factor Volatility ETF)

15.       VictoryShares International Managed Volatility ETF (to be renamed VictoryShares International Multi- Factor Volatility ETF)

16.       VictoryShares Dividend Accelerator ETF

17.       VictoryShares Quality Growth ETF

18.       VictoryShares Quality Value ETF

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